Exhibit 99.1

Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REACHES PATENT INFRINGEMENT SETTLEMENT

NEW YORK, NY, July 22, 2015 -- Enzo Biochem, Inc. (NYSE:ENZ) today announced that it has reached and finalized a settlement with one defendant in an infringement action brought by Enzo regarding its U.S. Patent No. 7,064,197. Terms of the settlement are included in the Form 8K filed today with the U.S. Securities & Exchange Commission.

Today’s settlement resolves one of 12 cases originally brought by Enzo in the United States District Court for the District of Delaware alleging patent infringements against various companies, the remainder of which are still in active litigation.

The Form 8K is accessible at http://www.enzo.com/corporate/press-releases/enzo-biochem-reaches-patent-infringement-settlement

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the

Company’s Form 10-K for the fiscal year ended July 31, 2014. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For Enzo Biochem, Inc. Steven Anreder Anreder & Company 212-532-3232 steven.anreder@anreder.com	or	Michael Wachs CEOcast, Inc. 212-732-4300 mwachs@ceocast.com